                                                                  EXHIBIT (g)(1)
ITEM 8.  CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


INDEX TO FINANCIAL STATEMENTS                                                PAGE
                                                                             ----
Independent Auditors' Report                                                   35

Consolidated Statements of Income for the
years ended October 2, 1999, September 30, 1998 and 1997                       36

Consolidated Balance Sheets, at October 2, 1999 and September 30, 1998         37

Consolidated Statements of Cash Flows for the
years ended October 2, 1999, September 30, 1998 and 1997                       39

Consolidated Statements of Changes in Stockholders'
Equity for the years ended October 2, 1999, September 30, 1998 and 1997        41

Notes to Consolidated Financial Statements                                     42

INDEPENDENT AUDITORS' REPORT

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF INTERNATIONAL GAME TECHNOLOGY:

We have audited the accompanying consolidated balance sheets of International Game Technology and Subsidiaries (the "Company") as of October 2, 1999 and September 30, 1998 and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended October 2, 1999. Our audits also included the consolidated financial statement schedule listed in the Index at Item 14(a)(2). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of October 2, 1999 and September 30, 1998, and the results of its operations and its cash flows for each of the three years in the period ended October 2, 1999 in conformity with generally accepted accounting principles. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Reno, Nevada
November 10, 1999

CONSOLIDATED STATEMENTS OF INCOME

                                                                        YEARS ENDED
                                                        ---------------------------------------------
                                                        OCTOBER 2,     SEPTEMBER 30,    SEPTEMBER 30,
                                                          1999             1998             1997
                                                        ----------     -------------    -------------
                                                       (Amounts in thousands except per share amounts)
REVENUES
   Product sales                                        $ 576,598        $ 477,024        $ 461,150
   Gaming operations                                      353,064          347,099          282,820
                                                        ---------        ---------        ---------
   Total revenues                                         929,662          824,123          743,970
                                                        ---------        ---------        ---------
COSTS AND EXPENSES
   Cost of product sales                                  365,948          279,337          256,480
   Cost of gaming operations                              142,497          158,528          145,245
   Selling, general and administrative                    129,211          105,945           98,380
   Depreciation and amortization                           23,955           18,635           11,846
   Research and development                                45,462           38,066           31,074
   Provision for bad debts                                  8,153            4,735            9,508
   Impairment of assets and restructuring charges          98,118               --               --
                                                        ---------        ---------        ---------
   Total costs and expenses                               813,344          605,246          552,533
                                                        ---------        ---------        ---------
INCOME FROM OPERATIONS                                    116,318          218,877          191,437
                                                        ---------        ---------        ---------
OTHER INCOME (EXPENSE)
   Interest income                                         55,525           45,346           41,738
   Interest expense                                       (72,764)         (41,049)         (30,422)
   Gain on investments                                      5,438            1,031           12,885
   Gain (loss) on the sale of assets                         (562)          10,115              (24)
   Other                                                   (2,562)             212           (2,989)
                                                        ---------        ---------        ---------
   Other income (expense), net                            (14,925)          15,655           21,188
                                                        ---------        ---------        ---------
INCOME BEFORE INCOME TAXES AND
   EXTRAORDINARY ITEM                                     101,393          234,532          212,625
PROVISION FOR INCOME TAXES                                 36,081           82,086           75,378
                                                        ---------        ---------        ---------
INCOME BEFORE EXTRAORDINARY ITEM                           65,312          152,446          137,247
EXTRAORDINARY LOSS ON EARLY REDEMPTION OF
   DEBT, NET OF INCOME TAX BENEFIT OF $1,640               (3,254)              --               --
                                                        ---------        ---------        ---------
NET INCOME                                              $  62,058        $ 152,446        $ 137,247
                                                        =========        =========        =========
BASIC EARNINGS PER SHARE
    Income before extraordinary item                    $    0.65        $    1.35        $    1.14
    Extraordinary loss                                      (0.03)              --               --
                                                        ---------        ---------        ---------
    Net income                                          $    0.62        $    1.35        $    1.14
                                                        =========        =========        =========
DILUTED EARNINGS PER SHARE
    Income before extraordinary item                    $    0.65        $    1.33        $    1.13
    Extraordinary loss                                      (0.03)              --               --
                                                        ---------        ---------        ---------
    Net income                                          $    0.62        $    1.33        $    1.13
                                                        =========        =========        =========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                 99,461          113,064          120,715
WEIGHTED AVERAGE COMMON AND POTENTIAL
  SHARES OUTSTANDING                                      100,238          114,703          121,829

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                                   OCTOBER 2,       SEPTEMBER 30,
                                                                      1999              1998
                                                                   ----------       -------------
                                                                       (Dollars in thousands)
ASSETS
     CURRENT ASSETS
        Cash and cash equivalents                                 $   426,343        $   175,413
        Investment securities, at market value                         18,546             19,354
        Accounts receivable, net of allowances for doubtful
           accounts of $8,904 and $5,512                              193,479            189,521
        Current maturities of long-term notes and contracts
           receivable, net of allowances                               74,987             63,022
        Inventories, net of allowances for obsolescence
           of $23,901 and $18,574:
           Raw materials                                               60,616             73,749
           Work-in-process                                              4,902              3,746
           Finished goods                                              51,094             55,659
                                                                  -----------        -----------
           Total inventories                                          116,612            133,154
                                                                  -----------        -----------
        Investments to fund liabilities to jackpot winners             27,702             41,216
        Deferred income taxes                                          23,977             16,517
        Assets held for sale                                           42,292                 --
        Prepaid expenses and other                                     51,302             32,346
                                                                  -----------        -----------
           TOTAL CURRENT ASSETS                                       975,240            670,543
                                                                  -----------        -----------
     LONG-TERM NOTES AND CONTRACTS RECEIVABLE,
       NET OF ALLOWANCES AND CURRENT MATURITIES                        60,870             37,750
                                                                  -----------        -----------
     PROPERTY, PLANT AND EQUIPMENT, AT COST
        Land                                                           19,938             19,406
        Buildings                                                      76,050             71,136
        Gaming operations equipment                                    87,499             73,222
        Manufacturing machinery and equipment                         114,912            109,576
        Leasehold improvements                                          5,361              4,955
                                                                  -----------        -----------
        Total                                                         303,760            278,295
        Less accumulated depreciation and amortization               (121,644)          (109,542)
                                                                  -----------        -----------
        Property, plant and equipment, net                            182,116            168,753
                                                                  -----------        -----------
     INVESTMENTS TO FUND LIABILITIES TO JACKPOT WINNERS               235,230            369,427
     DEFERRED INCOME TAXES                                             89,474            131,708
     INTANGIBLE ASSETS                                                152,036            131,552
     OTHER ASSETS                                                      70,094             33,895
                                                                  -----------        -----------
           TOTAL ASSETS                                           $ 1,765,060        $ 1,543,628
                                                                  ===========        ===========

CONSOLIDATED BALANCE SHEETS

                                                                         OCTOBER 2,       SEPTEMBER 30,
                                                                           1999               1998
                                                                         ----------       -------------
                                                                            (Dollars in thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY
     CURRENT LIABILITIES
        Current maturities of long-term notes
           payable and capital lease obligations                        $     3,278        $    30,311
        Accounts payable                                                     55,705             57,277
        Jackpot liabilities                                                  41,130             50,659
        Accrued employee benefit plan liabilities                            23,746             17,512
        Accrued interest                                                     30,684              1,106
        Other accrued liabilities                                            58,013             43,675
                                                                        -----------        -----------
           TOTAL CURRENT LIABILITIES                                        212,556            200,540
     LONG-TERM NOTES PAYABLE AND CAPITAL
        LEASE OBLIGATIONS, NET OF CURRENT MATURITIES                        990,436            322,510
     LONG-TERM JACKPOT LIABILITIES                                          316,826            479,217
     OTHER LIABILITIES                                                        3,024                 85
                                                                        -----------        -----------
           TOTAL LIABILITIES                                              1,522,842          1,002,352
                                                                        -----------        -----------

     COMMITMENTS AND CONTINGENCIES (See Note 13)

     STOCKHOLDERS' EQUITY
        Common stock, $.000625 par value; 320,000,000
           shares authorized; 152,871,297 and 152,586,560
           shares issued                                                         96                 95
        Additional paid-in capital                                          261,941            256,656
        Retained earnings                                                   886,392            827,542
        Treasury stock; 65,515,867 and 43,721,200 shares, at cost          (897,234)          (535,797)
        Accumulated other comprehensive loss                                 (8,977)            (7,220)
                                                                        -----------        -----------
           TOTAL STOCKHOLDERS' EQUITY                                       242,218            541,276
                                                                        -----------        -----------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 1,765,060        $ 1,543,628
                                                                        ===========        ===========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEARS ENDED
                                                                    ---------------------------------------------
                                                                    OCTOBER 2,     SEPTEMBER 30,    SEPTEMBER 30,
                                                                      1999             1998             1997
                                                                    ----------     -------------    -------------
                                                                              (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                     $  62,058        $ 152,446        $ 137,247
                                                                    ---------        ---------        ---------
     Adjustments to reconcile net income to net cash
        provided by operating activities:
        Extraordinary loss on debt retirement                           4,894               --               --
        Depreciation and amortization                                  52,330           41,468           35,024
        Amortization of discounts and deferred offering costs             879               --               --
        Provision for bad debts                                         8,153            4,735            9,508
        Impairment of assets and restructuring charges                 98,118               --               --
        Provision for inventory obsolescence                           19,185            9,173           10,022
        Gain on investment securities and fixed assets                 (4,876)         (11,146)         (12,861)
        Common stock awards                                             1,005            1,973            2,636
        (Increase) decrease in assets, net of effects
          from acquisitions of businesses:
           Receivables                                                 17,257            8,585          (25,166)
           Inventories                                                (23,308)         (54,664)         (14,260)
           Prepaid expenses and other                                 (21,867)         (21,696)           6,875
           Other assets                                                (8,841)           6,473              467
           Net deferred income tax asset, net of tax
             benefit of employee stock plans                           38,165          (22,343)         (29,357)
        Increase in accounts payable and accrued liabilities,
          net of effects from acquisitions of businesses               13,481            6,187           11,253
        Earnings of unconsolidated affiliates (in excess of)
          less than distributions                                       4,806          (14,042)         (13,172)
        Other                                                              --              (23)            (134)
                                                                    ---------        ---------        ---------
           Total adjustments                                          199,381          (45,320)         (19,165)
                                                                    ---------        ---------        ---------
           NET CASH PROVIDED BY OPERATING ACTIVITIES                  261,439          107,126          118,082
                                                                    ---------        ---------        ---------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEARS ENDED
                                                                  ----------------------------------------------
                                                                  OCTOBER 2,      SEPTEMBER 30,    SEPTEMBER 30,
                                                                     1999             1998             1997
                                                                 -----------      -------------    -------------
                                                                             (Dollars in thousands)
CASH FLOWS FROM INVESTING ACTIVITIES
      Investment in property, plant and equipment                $   (17,751)       $ (16,828)       $ (33,088)
      Proceeds from sale of property, plant and equipment              2,988           24,452            6,579
      Purchase of investment securities                              (12,510)         (15,191)         (27,898)
      Proceeds from sale of investment securities                     11,957           12,528           78,338
      Proceeds from investments to fund liabilities
         to jackpot winners                                          194,957           40,286           36,100
      Purchase of investments to fund liabilities
         to jackpot winners                                          (43,589)        (102,122)        (113,224)
      Investment in unconsolidated affiliates                        (26,229)          (1,422)          (3,379)
      Acquisition of businesses                                     (198,860)        (181,764)              --
                                                                 -----------        ---------        ---------
         NET CASH USED IN INVESTING ACTIVITIES                       (89,037)        (240,061)         (56,572)
                                                                 -----------        ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from long-term debt                                 1,636,276          624,199           63,185
      Principal payments on debt                                  (1,013,484)        (430,018)         (11,425)
      Payments on jackpot liabilities                               (259,280)         (40,286)         (36,100)
      Collections from systems to fund jackpot liabilities            86,565          138,442          141,467
      Proceeds from employee stock plans                               3,693            7,484            3,671
      Purchases of treasury stock                                   (361,419)        (122,180)        (225,474)
      Penalties paid on early retirement of debt                      (4,658)              --               --
      Payments of cash dividends                                      (6,474)         (13,594)         (14,526)
                                                                 -----------        ---------        ---------
         NET CASH PROVIDED BY (USED IN)
           FINANCING ACTIVITIES                                       81,219          164,047          (79,202)
                                                                 -----------        ---------        ---------

EFFECT OF EXCHANGE RATE CHANGES ON
     CASH AND CASH EQUIVALENTS                                        (2,691)          (7,470)            (437)
                                                                 -----------        ---------        ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 250,930           23,642          (18,129)
CASH AND CASH EQUIVALENTS AT:
      BEGINNING OF YEAR                                              175,413          151,771          169,900
                                                                 -----------        ---------        ---------
      END OF YEAR                                                $   426,343        $ 175,413        $ 151,771
                                                                 ===========        =========        =========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                           YEARS ENDED
                                                           ---------------------------------------------
                                                           OCTOBER 2,     SEPTEMBER 30,    SEPTEMBER 30,
                                                             1999             1998             1997
                                                           ----------     -------------    -------------
                                                                      (Amounts in thousands)
COMMON STOCK
     Balance at beginning of year
        152,587; 151,883; and 150,690 shares               $      95        $      95        $      94
     Employee stock plans
        284; 704; and 1,193 shares                                 1               --                1
                                                           ---------        ---------        ---------
        BALANCE AT END OF YEAR
          152,871 shares at 1999                           $      96        $      95        $      95
                                                           =========        =========        =========

ADDITIONAL PAID-IN CAPITAL
     Balance at beginning of year                          $ 256,656        $ 243,950        $ 237,365
     Employee stock plans                                      3,710            7,484            3,671
     Common stock awards                                       1,005            1,973            2,636
     Tax benefit of employee stock plans                         570            3,249              278
                                                           ---------        ---------        ---------
        BALANCE AT END OF YEAR                             $ 261,941        $ 256,656        $ 243,950
                                                           =========        =========        =========

RETAINED EARNINGS
     Balance at beginning of year                          $ 827,542        $ 688,545        $ 565,491
     Dividends declared                                       (3,208)         (13,449)         (14,193)
     Net income                                               62,058          152,446          137,247
                                                           ---------        ---------        ---------
        BALANCE AT END OF YEAR                             $ 886,392        $ 827,542        $ 688,545
                                                           =========        =========        =========

TREASURY STOCK
     Balance at beginning of year                          $(535,797)       $(413,617)       $(188,143)
     Purchases of treasury stock                            (361,437)        (122,180)        (225,474)
                                                           ---------        ---------        ---------
        BALANCE AT END OF YEAR                             $(897,234)       $(535,797)       $(413,617)
                                                           =========        =========        =========

ACCUMULATED OTHER COMPREHENSIVE INCOME (EXPENSE) (a)
     Balance at beginning of year                          $  (7,220)       $     874        $   8,393
     Unrealized gains (losses) on securities, net of
        reclassification adjustment (see Note 15)             (2,340)             512           (5,497)
     Foreign currency translation adjustments                    583           (8,606)          (2,022)
                                                           ---------        ---------        ---------
        BALANCE AT END OF YEAR                             $  (8,977)       $  (7,220)       $     874
                                                           =========        =========        =========

COMPREHENSIVE INCOME (A)
     Net income                                            $  62,058        $ 152,446        $ 137,247
     Unrealized gains (losses) on securities, net of
        reclassification adjustment (see Note 15)             (2,340)             512           (5,497)
     Foreign currency translation adjustments                    583           (8,606)          (2,022)
                                                           ---------        ---------        ---------
        COMPREHENSIVE INCOME                               $  60,301        $ 144,352        $ 129,728
                                                           =========        =========        =========

----------------
(a) All items of comprehensive income and other comprehensive income are displayed net of tax effects.


                 The accompanying notes are an integral part of
                    these consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

International Game Technology (referred throughout these notes, together with its consolidated subsidiaries where appropriate, as "IGT," "the Company," "we," "our" and "us") was incorporated in December 1980 to acquire the gaming licensee and operating entity, IGT, and to facilitate our initial public offering. We operate principally in two lines of business: the development, manufacturing, marketing and distribution of gaming products (product sales) and development, marketing and the operation of wide-area progressive systems and gaming equipment leasing (gaming operations). Our revenues are generated in the US and internationally in Africa, Australia, Europe, Japan, South America and the United Kingdom.

Gaming Product Sales

IGT manufactures domestically a broad range of microprocessor-based gaming machines, consisting of traditional spinning reel slot machines, video gaming machines and government-sponsored and other video gaming devices. For our domestic and certain international markets, we offer 400 recognized trademarked game themes. We typically sell our machines directly or through distributors to casino operators, but may in certain circumstances finance the sale or lease of equipment to the operator.

Gaming machines for the casino markets in Europe, South Africa and South America are similar to the spinning reel and video games in the North American markets. Features differ in each market but the games are generally multiple coin games with random outcomes paid in coins returned to the customer. In some jurisdictions, the machines pay out in the form of tickets, vouchers or tokens, rather than coins. Gaming machines in Australia, Japan and the United Kingdom markets, however, are produced locally and differ substantially from domestic machines.

In addition to gaming machines, IGT develops and sells computerized casino management systems which provide casino operators with slot and table game accounting, player tracking and specialized bonusing capabilities. We also develop and sell specialized proprietary systems to allow the lottery authorities to monitor video lottery terminals. We derive revenue related to the operation of these systems and collect license and franchise fees for the use of the systems.

Gaming Operations

Approximately 4% of the domestic installed base of all gaming machines generate recurring revenue including wide-area progressive systems and stand-alone machines in which the manufacturer participates in the revenue from the machine on a percentage or fee basis. Wide-area progressive systems are electronically-linked, inter-casino systems that link gaming machines to a central computer, allowing the system to build a "progressive" jackpot with every wager made throughout the system until a player hits a winning combination. In the North American market, IGT estimates it holds more than a 70% share of the installed base of these machines.

We have developed and operated wide-area progressive systems for over 10 years under such brand names as Jeopardy!, Megabucks, Quartermania and Wheel of Fortune. Wide-area progressive systems are designed to increase gaming machine play for participating casinos by giving players the opportunity to win larger or more frequent jackpots than on machines not linked to progressive systems. Win (net earnings to the operator) per machine on machines linked to progressive systems are generally higher than on stand-alone machines.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

PRODUCT SALES

IGT makes product sales for cash, on normal credit terms of 90 days or less, and over longer term installments. Generally, sales are recorded when the products are shipped and title passes to the customer.

GAMING OPERATIONS

The following table shows the revenues from gaming operations.

                                                     YEARS ENDED
                                      -------------------------------------------
                                      OCTOBER 2,    SEPTEMBER 30,   SEPTEMBER 30,
                                         1999           1998           1997
                                      ----------    -------------   -------------
                                                 (Dollars in thousands)
          Proprietary systems          $320,364       $318,499       $253,953
          Lease operations               32,700         28,600         28,867
                                       --------       --------       --------
          Total                        $353,064       $347,099       $282,820
                                       ========       ========       ========

Gaming operations revenues consist of revenues relating to the operation of the proprietary systems, a share of the net gaming winnings from the operation of machines at customer locations, and the lease and rental of gaming and video lottery machines. IGT operates several proprietary systems in accordance with joint venture agreements and accounts for this activity under the equity method. IGT's portion of joint venture related income, net of expenses, is also included in gaming operations revenue.

IGT's linked proprietary systems are operated domestically in Colorado, Louisiana, Michigan, Mississippi, Missouri, Nevada, New Jersey, South Dakota and Native American casinos, and internationally in Iceland. Stand alone versions of some of the MegaJackpots games are also operated domestically in Colorado, Connecticut, Illinois, Indiana, Louisiana, Nevada and on cruise ships, as well as internationally in Ontario and Quebec.

The operation of linked progressive systems varies among jurisdictions as a result of different gaming regulations. In all jurisdictions, the casinos pay a percentage of the handle to fund the progressive jackpot. Funding of the progressive jackpot differs by jurisdiction but is generally administered by IGT. Jackpots are currently paid in equal installments over a 20 to 31 year period or winners can elect to receive the discounted value of the jackpot in lieu of annual installments. Jackpots on some of our newer MegaJackpots games are paid out at the time they are won. In Atlantic City, the progressive jackpot fund is administered by a trust managed by representatives of the participating casinos. The trust records a liability to IGT for an annual casino licensing fee as well as an annual machine rental fee for each machine. In Colorado, funding of progressive jackpots is administered by a separate fund managed by IGT. Progressive system lease fees are paid to IGT from this fund. A linked progressive system is also operated by a trust in Iowa. IGT derives revenue based on trust profits.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. Research and development performed for specific customers is charged to cost of product sales when the related sale is made.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include operating cash as well as cash required for funding current progressive systems jackpot payments and purchasing investments to meet obligations for making payments to jackpot winners. Cash in excess of daily requirements is generally invested in various marketable securities. If these securities have original maturities of three months or less, they are considered cash equivalents. Such investments are stated at cost, which approximates market.

INVESTMENT SECURITIES

Our investment securities are classified as available-for-sale and stated at market value. Unrealized gains and losses, net of income tax effects, are excluded from income and reported as a component of accumulated other comprehensive income. Market value is determined by the most recently traded price of the security at the balance sheet date. Net realized gains or losses are determined on the specific identification cost method.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization are provided on the straight-line method over the following useful lives:

         Buildings                                   39 to 40 years
         Gaming operations equipment                 2 1/2 to 5 years
         Manufacturing machinery and equipment       3 to 15 years
         Leasehold improvements                      Term of lease
         Excess of cost over net assets acquired     40 years

Maintenance and repairs are expensed as incurred. The costs of improvements are capitalized. Gains or losses on the disposition of assets are included in income.

LONG-LIVED ASSETS

We review the carrying amount of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In fiscal 1999, our review of the recoverability of certain long-lived and intangible assets resulted in charges to income for the estimated impairment of these assets (see Note 7).

INVESTMENTS TO FUND LIABILITIES TO JACKPOT WINNERS

These investments represent discounted US Treasury Securities purchased to meet obligations for making payments to linked progressive systems jackpot winners. We have both the intent and ability to hold these investments to maturity and, therefore, classify them as held-to-maturity. Accordingly, these investments are stated at cost, adjusted for amortization of premiums and accretion of discounts over the term of the security using the interest method. Securities in this portfolio have maturity dates through 2028. Certain events during fiscal 1999 prompted IGT to sell a portion of these investments prior to maturity (see
Note 4).

OTHER ASSETS

Other assets are primarily comprised of investments in joint ventures which are accounted for under the equity method and deferred offering costs related to Senior Notes issued in May 1999 (see Note 8).
Other assets also includes deposits and certain investments.

EARNINGS PER SHARE

Earnings per share is computed based on the weighted average number of common and potential shares outstanding.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

The functional currency of certain of IGT's international subsidiaries is the local currency. For those subsidiaries, assets and liabilities are translated at exchange rates in effect at the balance sheet date, and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to accumulated other comprehensive income within stockholders' equity. Gains and losses resulting from foreign currency transactions are recorded in income. For subsidiaries whose functional currency is the US dollar, gains and losses on non-US dollar denominated assets and liabilities are recorded in income.

DERIVATIVES

IGT uses derivative financial instruments to reduce our exposure resulting from fluctuations in foreign exchange rates and interest rates. Derivative financial instruments are used to minimize our net exposure, by currency, related to the foreign currency denominated monetary assets and liabilities of our operations. These gains and losses are included in income. From time to time, we may hedge firm foreign currency commitments by entering into forward exchange contracts. Gains and losses on these hedges are included as a component of the hedged transaction when recorded. During fiscal 1999, IGT used interest rate swap agreements to effectively change a variable rate liability to a fixed rate. Amounts paid under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the agreement as an adjustment to interest expense. The counterparties to each of these agreements are major commercial banks. We believe that losses related to credit risk are remote.

RECENTLY ISSUED ACCOUNTING STANDARDS

On June 30, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities and is effective for the first quarter of our fiscal year ending September 29, 2001. We believe that adoption of this statement will not have a material impact on our financial condition or results of operations.

RECLASSIFICATIONS

Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified to be consistent with the presentation used in fiscal year 1999.

YEAR END

IGT changed its fiscal year end to the Saturday closest to September 30, beginning with the fiscal year ended October 2, 1999. Similarly, each quarter will end on the Saturday closest to the last day of the quarter end month.

2. ACQUISITIONS

In September 1999, we completed the purchase of Sodak Gaming, Inc. ("Sodak"), a South Dakota-based distributor of casino gaming products and software systems to Native American casino and gaming operators in the US. The purchase method of accounting for business combinations was applied to the Sodak acquisition. Accordingly, the aggregate purchase price of $198.9 million was allocated to the net assets of $91.3 million based on estimated fair values of the tangible assets and liabilities at the date of acquisition. The Miss Marquette Iowa riverboat and associated real property and assets was included in the purchase price and net assets as an asset held for sale and was subsequently sold for $41.7 million. We are substantially complete with our evaluation of the fair values of these assets and liabilities and do not anticipate material adjustments in fiscal 2000. The excess of the purchase price over the net assets acquired totaled $107.6 million. This acquisition was funded primarily by the issuance of Senior Notes in May 1999. Results of Sodak since the closing of the acquisition are included in the results of operations for the year.

The following unaudited pro forma financial information is presented as if the Sodak acquisition had been made at the beginning of fiscal 1998 presented:

                                                 OCTOBER 2,    SEPTEMBER 30,
                                                    1999           1998
                                                 ----------    -------------
                                                   (Dollars in thousands)
          Total revenues                          $963,437       $850,028
          Income before extraordinary item          65,698        144,486
          Net income                                62,444        144,486
          Earnings per share:
            Basic                                 $   0.63       $   1.28
            Diluted                               $   0.62       $   1.26

In June 1999, we made an investment in Access Systems Pty., LTD ("Access") of Sydney, Australia. During fiscal 1999, we owned a minority interest in Access. We also held options to purchase additional shares and notes convertible into capital stock of Access. We used the equity method of accounting for this investment. Subsequent to year end, IGT has elected to convert its equity interests to a debt instrument in fiscal 2000.

In March 1998, we purchased Barcrest Limited ("Barcrest"), a Manchester, England-based manufacturer and supplier of gaming related amusement devices and purchased certain assets of Olympic Amusements Pty. Limited ("Olympic"), a manufacturer and supplier of electronic gaming machines, gaming systems and other gaming equipment and services to the Australian gaming market. The purchase method of accounting for business combinations was applied to the Barcrest and Olympic acquisitions. Accordingly, the aggregate purchase price of $181.8 million was allocated to the net assets of $76.5 million based on estimated fair values of the tangible assets, intangible assets and liabilities at the dates of acquisition. The excess of the purchase price over the net assets acquired, totaled $105.3 million (see Note 7). These acquisitions were funded primarily with additional borrowings on a line of credit, as well as long-term borrowings by our Australian subsidiary.

3. INVESTMENT SECURITIES

A summary of investment securities at October 2, 1999 and September 30, 1998 follows:

                                                          GROSS         GROSS
                                               NET      UNREALIZED    UNREALIZED    MARKET
                                               COST       GAINS         LOSSES       VALUE
                                             -------    ----------    ----------    ------
                                                         (Dollars in thousands)
          OCTOBER 2, 1999
             US government obligations       $10,010     $      --     $   (60)     $ 9,950
             Equity securities                10,083            --      (1,487)       8,596
                                             -------     ---------     -------      -------
             Total investment securities     $20,093     $      --     $(1,547)     $18,546
                                             =======     =========     =======      =======
          SEPTEMBER 30, 1998
             Total equity securities         $17,301     $   3,009     $  (956)     $19,354
                                             =======     =========     =======      =======

At October 2, 1999, debt securities had maturity dates ranging from two months to 15 years.

The proceeds from sales of available-for-sale securities were $12.0 million, $12.5 million, and $78.3 million for fiscal 1999, 1998 and 1997. The gross realized gains were $5.9 million, $1.1 million, and $13.6 million for fiscal 1999, 1998 and 1997. The gross realized losses were $27,000, $187,000 and $574,000 for fiscal 1999, 1998 and 1997. In fiscal 1999, we also recognized a $236,000 loss on an equity security deemed to be permanently impaired.

4. INVESTMENTS TO FUND LIABILITIES TO JACKPOT WINNERS

A summary of investments held to fund liabilities to jackpot winners at October 2, 1999 and September 30, 1998 follows:

                                                            GROSS UNREALIZED
                                              AMORTIZED    -------------------        FAIR
                                                COST        GAINS       LOSSES       VALUE
                                              ---------    -------     -------      --------
                                                          (Dollars in thousands)
          OCTOBER 2, 1999
          Total US government obligations     $262,932     $10,202     $(4,892)     $268,242
                                              ========     =======     =======      ========
          SEPTEMBER 30, 1998
          Total US government obligations     $410,643     $59,383     $(4,126)     $465,900
                                              ========     =======     =======      ========

Federal legislation passed in October 1998 permits jackpot winners to receive the discounted value of progressive jackpots won in lieu of annual installments. For jackpots won prior to the effective date of the legislation, the winner was able to make this election after July 1, 1999. Upon a winner's election after July 1, 1999, investments held by IGT to fund the winner's liability were sold to settle the liability. The offer for these past winners to elect a single cash payment has now expired and we do not anticipate additional sales of these held to maturity investments.

The proceeds from sales of held-to-maturity securities were $154.1 million for fiscal 1999. The gross realized gains were $5.7 million. The gross realized losses were $2.0 million. All proceeds from the sale of these securities were paid to jackpot winners. Therefore, the net realized gain was offset by an equal loss on the settlement of winner liabilities.

5. NOTES AND CONTRACTS RECEIVABLE

IGT grants customers extended payment terms under contracts of sale. These contracts are generally for terms of one to five years, with interest recognized at prevailing rates, and are secured by the related equipment sold.

IGT has provided loans, principally for financial assistance, to several customers. With the recent acquisition of Sodak, our portfolio of this type of loan has increased. The balance of such loans totaled $18.5 million at October 2, 1999 and $2.1 million at September 30, 1998. Allowances for doubtful loans at October 2, 1999 were $58,000 and zero at September 30, 1998. These loans are generally for terms of one to five years with interest at prevailing rates. The following table represents the estimated future collections of notes and contracts receivable, net of allowances, at October 2, 1999.

                         FISCAL YEAR                           ESTIMATED RECEIPTS
                         -----------                           ------------------
                                                             (Dollars in thousands)
                         2000                                      $ 74,987
                         2001                                        40,145
                         2002                                        10,687
                         2003                                         3,999
                         2004                                         5,650
                         Thereafter                                     389
                                                                   --------
                                                                   $135,857
                                                                   ========

At October 2, 1999 and September 30, 1998, the following allowances for doubtful notes and contracts were netted against current and long-term maturities:

                                         OCTOBER 2,     SEPTEMBER 30,
                                            1999            1998
                                         ----------     -------------
                                            (Dollars in thousands)
             Current                      $  14,157      $  10,602
             Long-term                        5,497          6,126
                                          ---------      ---------
                                          $  19,654      $  16,728
                                          =========      =========

6. CONCENTRATIONS OF CREDIT RISK

The financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts, contracts, and notes receivable. At October 2, 1999, we had bank deposits in excess of insured limits of approximately $63.2 million.

Product sales and the resulting receivables are concentrated in specific legalized gaming regions. We also distribute a portion of our products through third party distributors resulting in significant distributor receivables.

Accounts, contracts, and notes receivable by region as a percentage of total receivables at October 2, 1999 are as follows:

             REGION

                Nevada                                              22%
                Native American casinos                             21%
                Other US regions including joint ventures           15%
                South America                                        8%
                Atlantic City (distributor and other)                7%
                Europe                                               7%
                Australia                                            6%
                Riverboats (greater Mississippi River area)          4%
                Other regions (individually less than 3%)           10%
                                                                   ----
                   Total                                           100%
                                                                   ===

In September 1993, we sold our equity ownership interest in CMS-International ("CMS") to Summit Casinos-Nevada, Inc. ("Summit"), whose owners include senior management of CMS. During fiscal 1999, we remained as guarantor on certain indebtedness of CMS, which at October 2, 1999, had an aggregate outstanding balance of $14.4 million, including principal and accrued interest. CMS is now under new ownership. On November 5, 1999, we purchased the notes from the lender and restructured the terms with the new owners. The revised notes call for monthly payments of principal and interest and have a maturity date of December 31, 2008. The notes remain collateralized by the respective casino properties. At this time we do not believe a reserve against these notes is necessary.

7. INTANGIBLE ASSETS AND RESTRUCTURING CHARGES

Intangible assets consist of the following:

                                                      OCTOBER 2,   SEPTEMBER 30,
                                                         1999           1998
                                                      ----------   -------------
                                                        (Dollars in thousands)
          Intellectual property                       $   1,650      $  37,129
          Excess of cost over net assets acquired       153,209         98,778
                                                      ---------      ---------
                                                        154,859        135,907
          Less accumulated amortization                  (2,823)        (4,355)
                                                      ---------      ---------
                                                      $ 152,036      $ 131,552
                                                      =========      =========

During fiscal 1999, our intangible assets increased by $107.6 million with the acquisition of Sodak, offset by a decrease of $86.8 million from the write-off of intangible assets related to Olympic.

We recorded approximately $100 million in intangible assets with the purchase of Olympic. Soon after the acquisition, IGT-Australia experienced difficulties assimilating Olympic with its existing operations due to several factors including: an employee strike which forced us to accelerate the closure of the Melbourne plant; the resignation of two Managing Directors and the appointment of the current Managing Director in March 1999; and significant turnover throughout the company. As a result, an integration plan was not adequately designed or implemented. Product difficulties were also experienced, including: numerous machine platforms and multiple games on these platforms creating complexity in our Australian product offering; difficulty obtaining game approval due to regulatory delays; and the inability to meet our customers' demands for new products due to poor game performance in the market. While we lost significant market share and customer confidence, our competition prospered in this strong market. During the third quarter, the current Managing Director initiated business changes, however, the financial losses worsened. In the fourth quarter, the forecasted outlook continued to decline and we realized IGT-Australia would not recover from the difficulties experienced with the Olympic acquisition. The recoverability of the intangible assets was evaluated. Based on our review, we determined the impairment of the intangible assets to be their total unamortized value of $86.8 million and recorded this charge in the fourth quarter along with restructuring charges of $6.0 million, including a $4.0 million inventory obsolescence charge and $2.0 million in asset and facility redundancy costs.

We also recorded impairment charges of $5.3 million in fiscal 1999, relating to changes in our recoverability assessment of inventory and receivables in Brazil. The government in Brazil recently rescinded the law allowing gaming devices in bingo halls throughout this market.

8. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

Notes payable and capital lease obligations consist of the following:

                                                         OCTOBER 2,  SEPTEMBER 30,
                                                            1999         1998
                                                         ----------  -------------
                                                          (Dollars in thousands)
          Senior notes, net of unamortized discount       $990,436     $ 85,700
          Lines of credit                                    3,278      195,913
          Australian facility agreement                         --       71,196
          Capital lease obligations                             --           12
                                                          --------     --------
               Total                                       993,714      352,821
          Less current maturities                            3,278       30,311
                                                          --------     --------
          Long-term notes payable and capital lease
               obligations, net of current maturities     $990,436     $322,510
                                                          ========     ========

SENIOR NOTES

In May 1999, IGT completed the private placement of $1.0 billion in aggregate principal amount of Senior Notes pursuant to rule 144A under the Securities Act of 1933. The Senior Notes were issued in two tranches: $400 million aggregate principal amount of 7.875% Senior Notes, due May 15, 2004, priced at 99.053% and $600 million aggregate principal amount of 8.375% Senior Notes, due May 15, 2009, priced at 98.974%. In August 1999, we exchanged all outstanding 7.875% Senior Notes due 2004 and all outstanding 8.375% Senior Notes due 2009 for identical registered notes. A portion of the proceeds was used to redeem previously outstanding 7.84% Senior Notes due 2004. This resulted in a prepayment penalty of $3.3 million after tax, and is reflected in the income statement as an extraordinary expense. Additionally, we repaid outstanding borrowings under both our US revolving bank credit facility and our Australian credit facility and settled a forward equity share repurchase of 4.9 million shares of our common stock. The remaining net proceeds from the offering were used to finance our acquisition of Sodak and to fund working capital and our common stock repurchase program.

CREDIT FACILITIES

Our domestic and foreign facilities totaled $276.3 million at October 2, 1999. Of this amount, $3.3 million was drawn, $3.2 million was reserved for letters of credit and the remaining $269.8 million was available. We are required to comply with certain covenants contained in these agreements which, among other things, limit financial commitments we may make without the written consent of the lenders and require the maintenance of certain financial ratios. At October 2, 1999, we were in compliance with all applicable covenants.

CAPITAL LEASES

At October 2, 1999, we had no equipment under capital lease. The cost of equipment under capital leases at September 30, 1998 was $155,000 and the related accumulated depreciation was $103,000.

The following table represents the future fiscal year principal payments of the notes at October 2, 1999:

                  FISCAL YEAR                   PRINCIPAL PAYMENTS
                  -----------                   ------------------
                                              (Dollars in thousands)
          2000                                     $    3,278
          2001                                             --
          2002                                             --
          2003                                             --
          2004                                        400,000
          2005 and after                              600,000
                                                   ----------
          Total principal payments                  1,003,278
          Less unamortized discount                    (9,564)
                                                   ----------
          Net notes payable                        $  993,714
                                                   ==========

9. COMMITMENTS

We lease certain of our facilities and equipment under various agreements for periods through the year 2006. The following table shows the future minimum rental payments required under these operating and capital leases which have initial or remaining non-cancelable lease terms in excess of one year as of October 2, 1999.

                                                        OPERATING
                      FISCAL YEAR                         LEASES
                      -----------                       ---------
                                                       (Dollars in
                                                        thousands)
                      2000                              $   6,590
                      2001                                  4,618
                      2002                                  2,753
                      2003                                    803
                      2004                                    382
                      2005 and after                          470
                                                         --------
                      Total minimum payments            $  15,616
                                                        =========

Certain of the facility leases provide that we pay utilities, maintenance, property taxes, and certain other operating expenses applicable to the leased property, including liability and property damage insurance. The lease term for our previous manufacturing facility in Reno, Nevada extends through February 2003 and the related payments are included in the schedule above. We have sublet approximately half of this facility to third parties. The terms of the sublease agreements call for payments of $3.3 million for the period of October 1999 through February 2003. We previously accrued for the future gross lease payments of these abandoned buildings, net of anticipated sublease receipts, and do not anticipate additional impact on our results of operations.

The total rental expense was approximately $6.0 million for fiscal 1999, $5.1 million for fiscal 1998 and $3.6 million for fiscal 1997.

10. JACKPOT LIABILITIES

IGT receives a percentage of the amounts wagered or machine rental and service fees from the linked progressive systems to fund the related jackpot payments. Winners may elect to receive a single payment of the discounted value of the jackpot won or annual installments. Equal annual installments are paid over 20 to 31 years without interest.

The following schedule sets forth the future fiscal year payments for the jackpot winners under these systems at October 2, 1999:

                      FISCAL YEAR                     PAYMENTS
                      -----------                     --------
                                                     (Dollars in
                                                      thousands)
                      2000                            $ 30,882
                      2001                              27,533
                      2002                              27,533
                      2003                              27,490
                      2004                              27,363
                      2005 and after                   290,860
                                                      --------
                                                      $431,661
                                                      ========

Jackpot liabilities include discounted payments due to winners for jackpots won and amounts accrued for jackpots not yet won that are contractual obligations of IGT. Jackpot liabilities consist of the following:

                                                             OCTOBER 2,   SEPTEMBER 30,
                                                               1999           1998
                                                             ----------   -------------
                                                               (Dollars in thousands)
     Gross payments due to jackpot winners                   $ 431,661      $ 691,224
     Unamortized discount on payments to jackpot winners      (162,609)      (277,859)
     Accrual for jackpots not yet won                           88,904        116,511
                                                             ---------      ---------
          Total jackpot liabilities                            357,956        529,876
     Less current liabilities                                  (41,130)       (50,659)
                                                             ---------      ---------
     Long-term jackpot liabilities                           $ 316,826      $ 479,217
                                                             =========      =========

We amortize the discounts on the jackpot liabilities to interest expense. During fiscal 1999, 1998 and 1997, we recorded interest expense on jackpot liabilities of $25.9 million, $25.6 million and $21.2 million. We were required to maintain cash and investments relating to systems liabilities totaling $54.6 million at October 2, 1999 and $65.3 million at September 30, 1998.

11. FINANCIAL INSTRUMENTS

IGT uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest and foreign exchange rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the value of the underlying exposures being hedged. The Company is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes.

Foreign Currency Management

We routinely use forward exchange contracts to hedge our net exposures, by currency, related to the monetary assets and liabilities of our operations denominated in non-functional currency. The primary business objective of this hedging program is to minimize the gains and losses resulting from exchange rate changes. At October 2, 1999 and September 30, 1998, we had net foreign currency transaction exposure of $41.7 million and $54.8 million, respectively. In fiscal 1999 and 1998, $38.8 million and $43.7 million was hedged with currency forward contracts. In addition, from time to time, the Company may enter into forward exchange contracts to establish with certainty the US dollar amount of future firm commitments denominated in a foreign currency.

Interest Rate Management

In fiscal 1999, the Company effectively converted variable rate debt in Australia to fixed rate debt using an interest rate swap agreement with three counterparties. These swaps, which were required under the Australia facility agreement, had quarterly interest settlement dates. During fiscal 1999, the Australia facility agreement was paid in full. As a result, these swaps were settled. No gains or losses were recorded on the settlement.

Other Off-Balance Sheet Instruments

In the normal course of business, IGT is a party to financial instruments with off-balance-sheet risk such as performance bonds and other guarantees, which are not reflected in the accompanying balance sheets. We had performance bonds outstanding that related to our operation of two lottery systems and a gaming machine route totaling $2.3 million at October 2, 1999 and $2.2 million at September 30, 1998. IGT is liable to reimburse the bond issuer in the event the bond is exercised as a result of our non-performance. We had outstanding letters of credit, issued under our line of credit (see Note 8), totaling $3.2 million at October 2, 1999 and $2.9 million at September 30, 1998, which were issued to insure payment by IGT to certain vendors and governmental agencies. Management does not expect any material losses to result from these off-balance-sheet instruments.

At October 2, 1999, we had no foreign currency contracts to hedge firm commitments. At September 30, 1998, IGT had foreign currency contracts to hedge firm commitments in the amount of $1.2 million in Australia. The gain or loss on these instruments was deferred and was recognized in income when the hedged transactions occur. At September 30, 1998, the unrealized gains/losses on these instruments, which mature within six months, were immaterial to the consolidated financial statements.

The following table presents the carrying amount and estimated fair value of IGT's financial instruments:

                                                           OCTOBER 2, 1999          SEPTEMBER 30, 1998
                                                        ----------------------    ----------------------
                                                        CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                         AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                        --------    ----------    --------    ----------
                                                                    (Dollars in thousands)
     ASSETS
        Cash and cash equivalents                       $426,343     $426,343     $175,413     $175,413
        Investment securities                             18,546       18,546       19,354       19,354
        Notes and contracts receivable                   135,857      125,581      100,772      103,301
        Investments to fund liabilities to jackpot
          winners                                        262,932      268,242      410,643      465,900

     LIABILITIES
        Jackpot liabilities                              357,956      363,267      529,876      584,924
        Notes payable and capital lease obligations      993,714      955,778      352,821      358,778

     FOREIGN CURRENCY CONTRACTS
        On balance sheet                                  38,813       39,860       43,737       43,779
        Off balance sheet                                     --           --        1,200        1,199

The carrying value of cash and cash equivalents approximates fair value because of the short-term maturity of those instruments. The estimated fair value of investment securities and investments to fund liabilities to jackpot winners are based on quoted market prices. The estimated fair value of jackpot liabilities is based on quoted market prices of investments which upon maturity will be used to fund these liabilities. The fair value of the Company's notes and contracts receivable is estimated by discounting the future cash flows using interest rates determined by management to reflect the credit risk and remaining maturities of the related notes and contracts. The estimated fair value of the registered Senior Notes at October 2, 1999, included in notes payable and capital lease obligations, is based on quoted market prices for an instrument with similar terms. At September 30, 1998, the estimated fair value of the Senior Notes, included in notes payable and capital lease obligations, was based on the yield required at the respective year end of a private placement of similar terms and credit valuation. The carrying value of the lines of credit, also included in notes payable and capital lease obligations, approximates fair value. The estimated fair value of foreign currency contracts is based on quoted market prices for an instrument with terms similar to the contract at year end.

12.   EARNINGS PER SHARE

Effective October 1, 1997, the Company adopted SFAS No. 128, "Earnings Per Share." Weighted average shares for the year ended September 30, 1997 has been restated in accordance with SFAS No. 128. The following table shows the reconciliation of basic earnings per share ("EPS") to diluted EPS, for income before extraordinary item at years ended:

                                                           OCTOBER 2,    SEPTEMBER 30,  SEPTEMBER 30,
                                                              1999           1998           1997
                                                           ----------    -------------  -------------
                                                                    (Dollars in thousands,
                                                                   except per share amounts)
     Income before extraordinary item                       $ 65,312       $152,446       $137,247
                                                            ========       ========       ========

     Weighted average common shares outstanding               99,461        113,064        120,715
     Dilutive effect of stock options outstanding                777          1,639          1,114
                                                            --------       --------       --------
     Weighted average common and potential
       shares outstanding                                    100,238        114,703        121,829
                                                            ========       ========       ========

     Basic earnings per share                               $   0.65       $   1.35       $   1.14
     Diluted earnings per share                             $   0.65       $   1.33       $   1.13

Options to purchase 1.3 million, 159,000 and 127,000 shares of common stock at October 2, 1999, September 30, 1998 and 1997, were not included in the computation of year-to-date diluted EPS because the options' exercise price was greater than the average market price of the common shares. We have purchased a total of 761,000 shares, or approximately 1%, of our outstanding common stock during the period from October 3, 1999 to November 10, 1999. There were no other transactions in the same period which would have materially changed the number of common shares or potential common shares outstanding.

13. CONTINGENCIES

IGT has been named in and has brought lawsuits in the normal course of business. We do not expect the outcome of these suits, including the lawsuits described below, to have a material adverse effect on our financial position or results of future operations.

Ahern

Along with a number of other public gaming corporations, IGT is a defendant in three class action lawsuits: one filed in the United States District Court of Nevada, Southern Division, entitled Larry Schreier v. Caesar's World, Inc., et al;, and two filed in the United States District Court of Florida, Orlando Division, entitled Poulos v. Caesar's World, Inc., et al. and Ahern v. Caesar's World, Inc., et al., which have been consolidated into a single action. The Court granted the defendants' motion to transfer venue of the consolidated action to Las Vegas. The actions allege that the defendants have engaged in fraudulent and misleading conduct by inducing people to play video poker machines and electronic slot machines, based on false beliefs concerning how the machines operate and the extent to which there is an opportunity to win on a given play. The amended complaint alleges that the defendants' acts constitute violations of the Racketeer Influenced and Corrupt Organizations Act, and also give rise to claims for common law fraud and unjust enrichment, and seeks compensatory, special, consequential, incidental and punitive damages of several billion dollars. In December 1997, the Court denied the motions that would have dismissed the Consolidated Amended Complaint or that would have stayed the action pending Nevada gaming regulatory action. The defendants filed their consolidated answer to the Consolidated Amended Complaint on February 11, 1998. At this time, motions concerning class certification are pending before the Court.

WMS

In May 1994, WMS Industries, Inc. instituted a declaratory judgment action (the "Model 400 Action") against IGT, in the United States District Court for the Northern District of Illinois. The action sought a declaration that a certain patent issued in 1984 and owned by IGT (the "Telnaes Patent") was invalid and that certain reel-type slot machines then made by WMS did not infringe the Telnaes Patent. We counterclaimed alleging that the Telnaes Patent was infringed by WMS' reel-type slot machines.

In September 1996, the Trial Court reached a decision in favor of IGT, finding the Telnaes Patent valid, finding WMS' model 400 slot machine to infringe the Telnaes Patent, in which we sought a preliminary and permanent injunction and treble damages. In July 1999, the US Court of Appeals for the Federal Circuit affirmed the Trial Court's decision that the Telnaes Patent is valid and that the WMS model 400 slot machine infringed the patent. The Court affirmed the damages awarded of approximately $10 million plus accrued interest. Still unresolved is whether the damages award will be trebled, and whether IGT will be entitled to collect its attorney's fees and costs from WMS. Trebling of the damages is dependent on whether the infringement was willful. These issues have been remanded to the District Court for further findings.

In November 1996, we commenced an action against WMS in the Trial Court seeking a judgment declaring that WMS' Model 401 slot machine also infringed the Telnaes patent. In December 1996, the Court granted our motion for a preliminary injunction and enjoined WMS from the manufacture, use and sale of the Model 401 slot machine. WMS filed a notice of appeal on May 7, 1998. In July 1999, in a second suit on WMS' Model 401 machine that was heard by the Federal Circuit Court of Appeals at the same time, the Court reversed the District Court's granting of a preliminary injunction to IGT prohibiting the make, use or sale of WMS' Model 401 machine. The Appellate Court ruled that a different interpretation of the patent claims than that made by the District Court was appropriate. This case has also been remanded to the District Court for further findings in view of the Appellate Court's claim interpretation.

Bally

In July 1999, Bally Gaming, Inc. filed a complaint against IGT in the United States District Court for the District of New Jersey alleging that certain wide-area progressive system agreements we entered into with customers in Atlantic City, New Jersey violate federal and New Jersey antitrust laws. The complaint sought declaratory and injunctive relief and damages. IGT and Bally executed a memorandum of understanding resolving all outstanding claims and the complaint was dismissed with prejudice in September 1999.

14. INCOME TAXES

SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The Company determines the net current deferred tax asset or liability and the net noncurrent asset or liability separately for federal, state, and foreign jurisdictions.

The effective income tax rates differ from the statutory United States federal income tax rates as follows for the years ended:

                                                                                        SEPTEMBER 30,
                                                                          -----------------------------------------
                                                    OCTOBER 2, 1999               1998                   1997
                                                   ------------------     ------------------     ------------------
                                                    AMOUNT       RATE      AMOUNT       RATE      AMOUNT       RATE
                                                   --------      ----     --------      ----     --------      ----
                                                                        (Dollars in thousands)
     Taxes at federal statutory rate               $ 35,488      35.0%    $ 82,086      35.0%    $ 74,419      35.0%
     Foreign subsidiaries tax                         3,657       3.6          591       0.3         (158)      0.0
     State income tax, net                            2,670       2.6        2,049       0.9        2,084       1.0
     Research and development credits                (2,192)     (2.2)        (247)     (0.1)          --       0.0
     Valuation allowance, IGT-Australia               6,067       6.0           --       0.0           --       0.0
     Expiration of tax contingencies                 (5,344)     (5.3)      (1,163)     (0.5)         123       0.1
     Adjustment to estimated income tax accruals     (3,306)     (3.3)         272       0.1          294       0.1
     Other, net                                        (959)     (0.8)      (1,502)     (0.7)      (1,384)     (0.7)
                                                   --------      ----     --------      ----     --------      ----
     Provision for income taxes                    $ 36,081      35.6%    $ 82,086      35.0%    $ 75,378      35.5%
                                                   ========      ====     ========      ====     ========      ====


Components of the provision for income taxes were as follows for the years ended:

                                                 SEPTEMBER 30,
                                 OCTOBER 2,   ----------------------
                                   1999         1998         1997
                                 ---------    ---------    ---------
                                       (Dollars in thousands)
     Current
         Federal                  $(11,602)   $ 106,431    $ 102,171
         State                         358        4,657        3,632
         Foreign                     9,118        2,922        1,652
                                  --------    ---------    ---------
         Total current              (2,126)     114,010      107,455
                                  --------    ---------    ---------
     Deferred
         Federal                    30,761      (30,862)     (30,283)
         State                       1,566       (2,149)        (308)
         Foreign                     5,880        1,087       (1,486)
                                  --------    ---------    ---------
         Total deferred             38,207      (31,924)     (32,077)
                                  --------    ---------    ---------
     Provision for income taxes   $ 36,081    $  82,086    $  75,378
                                  ========    =========    =========

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                OCTOBER 2,     SEPTEMBER 30,
                                                                  1999            1998
                                                                ---------       ---------
                                                                  (Dollars in thousands)
     CURRENT DEFERRED TAX ASSETS
         Reserves not currently deductible                      $  18,819       $  13,208
         Reserve differential for gaming activities                    --           2,315
         Foreign subsidiaries                                         883             687
         Unrealized loss on investment securities                     542              --
         Other                                                      3,733           1,062

     CURRENT DEFERRED TAX LIABILITIES
         Unrealized gain on investment securities                      --            (719)
         Other                                                         --             (36)
                                                                ---------       ---------
     NET CURRENT DEFERRED TAX ASSET                                23,977          16,517
                                                                ---------       ---------

     NON-CURRENT DEFERRED TAX ASSETS
         Reserves not currently deductible                            824              --
         Reserve differential for gaming activities                64,669         122,407
         Foreign subsidiaries                                       6,161           5,328
         State income taxes                                         3,349           4,368
         Amortization of goodwill                                  28,380              --
         Other                                                      3,111           7,655

     NON-CURRENT DEFERRED TAX LIABILITIES
         Difference between book and tax basis of property         (7,027)         (5,793)
         Amortization of goodwill                                  (1,599)         (1,732)
         Other                                                     (2,327)           (525)
                                                                ---------       ---------
         Total net non-current deferred tax asset                  95,541         131,708
         Valuation allowance                                       (6,067)             --
                                                                ---------       ---------
     NET NON-CURRENT DEFERRED TAX ASSET                            89,474         131,708
                                                                ---------       ---------
     NET DEFERRED TAX ASSET                                     $ 113,451       $ 148,225
                                                                =========       =========


Due to the uncertainty of the realization of certain deferred tax assets related to IGT-Australia, IGT has established a valuation allowance in the amount of $6.1 million.

15. COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, which requires the reporting of comprehensive income and its components in the financial statements. We adopted this Statement beginning October 1, 1998. This Statement also requires that we classify items of other comprehensive income by their nature in an annual financial statement. The components of IGT's other comprehensive income are as follows:

                                                                                      TAX
                                                                   BEFORE-TAX      (EXPENSE)        NET-OF-TAX
                                                                     AMOUNT        OR BENEFIT         AMOUNT
                                                                   ----------      ----------       ----------
                                                                            (Dollars in thousands)
     YEAR ENDED OCTOBER 2, 1999
     Unrealized gains (losses) on securities:
       Unrealized holding gains (losses) arising during
         period                                                     $    266         $   (93)        $   173
       Less:  reclassification adjustment for gains (losses)
         realized in net income                                        3,866          (1,353)          2,513
                                                                    --------         -------         -------
     Net unrealized gains (losses)                                    (3,600)          1,260          (2,340)
     Foreign currency translation adjustments                            897            (314)            583
                                                                    --------         -------         -------

     OTHER COMPREHENSIVE INCOME (EXPENSE)                           $ (2,703)        $   946         $(1,757)
                                                                    ========         =======         =======

     YEAR ENDED SEPTEMBER 30, 1998
     Unrealized gains (losses) on securities:
       Unrealized holding gains (losses) arising during
         period                                                     $  1,822         $  (638)        $ 1,184
       Less: reclassification adjustment for gains (losses)
         realized in net income                                        1,034            (362)            672
                                                                    --------         -------         -------
     Net unrealized gains (losses)                                       788            (276)            512
     Foreign currency translation adjustments                        (13,240)          4,634          (8,606)
                                                                    --------         -------         -------

     OTHER COMPREHENSIVE INCOME (EXPENSE)                           $(12,452)        $ 4,358         $(8,094)
                                                                    ========         =======         =======

     YEAR ENDED SEPTEMBER 30, 1997
     Unrealized gains (losses) on securities:
       Unrealized holding gains (losses) arising during
         period                                                     $    225         $   (79)        $   146
       Less:  reclassification adjustment for gains (losses)
         realized in net income                                        8,681          (3,038)          5,643
                                                                    --------         -------         -------
     Net unrealized gains (losses)                                    (8,456)          2,959          (5,497)
     Foreign currency translation adjustments                         (3,111)          1,089          (2,022)
                                                                    --------         -------         -------

     OTHER COMPREHENSIVE INCOME (EXPENSE)                           $(11,567)        $ 4,048         $(7,519)
                                                                    ========         =======         =======

ACCUMULATED OTHER COMPREHENSIVE INCOME BALANCES

                                                                   ACCUMULATED
                                    UNREALIZED       FOREIGN         OTHER
                                  GAINS (LOSSES)    CURRENCY      COMPREHENSIVE
                                  ON SECURITIES    TRANSLATION       INCOME
                                  --------------   -----------    -------------
                                               (Dollars in thousands)
YEAR ENDED OCTOBER 2, 1999
Beginning balance                    $ 1,334         $(8,554)        $(7,220)
Current-period change                 (2,340)            583          (1,757)
                                     -------         -------         -------
Ending balance                       $(1,006)        $(7,971)        $(8,977)
                                     =======         =======         =======

YEAR ENDED SEPTEMBER 30, 1998
Beginning balance                    $   822         $    52         $   874
Current-period change                    512          (8,606)         (8,094)
                                     -------         -------         -------
Ending balance                       $ 1,334         $(8,554)        $(7,220)
                                     =======         =======         =======

YEAR ENDED SEPTEMBER 30, 1997
Beginning balance                    $ 6,319         $ 2,074         $ 8,393
Current-period change                 (5,497)         (2,022)         (7,519)
                                     -------         -------         -------
Ending balance                       $   822         $    52         $   874
                                     =======         =======         =======


16. EMPLOYEE BENEFIT PLANS

EMPLOYEE INCENTIVE PLANS

IGT provides the following three employee incentive plans: profit sharing and 401(k) plan, cash sharing and management bonus. Total annual contributions from operating profits for all three plans for the fiscal years ended 1999, 1998 and 1997 were $27.1 million, $26.5 million and $23.6 million.

The profit sharing and 401(k) plan was adopted for IGT employees working in the US. IGT matches 75% of an employee's contributions up to $1,000. This allows for maximum annual company matching contributions of $750 to each employee's account. Participants are 100% vested in their contributions and IGT's matching contributions. The remaining portion of IGT's contributions vest over a seven year period of employment.

The cash sharing plan is distributed semi-annually in May and November to all non IGT-Australia, IGT-Japan and Barcrest-Japan employees. The management bonuses are paid out annually to key employees throughout the Company.

Effective September 1, 1999, IGT implemented a non-qualified deferred compensation plan to provide an unfunded incentive compensation arrangement for eligible management and highly compensated employees. Participants may elect to defer up to 50% of their annual base salary, 50% of cash sharing, 50% of discretionary management bonus and 50% of commissions with a minimum deferral of $2,000. Distributions can be paid out as short-term payments or at retirement. Retirement benefits can be paid out as a lump sum or in annual installments over a term of up to 15 years.

STOCK-BASED COMPENSATION PLANS

IGT has three stock-based compensation plans, which are described below.

Employee Stock Purchase Plan

In 1987, IGT adopted a Qualified Employee Stock Purchase Plan. Under this Plan, each eligible employee may be granted an option to purchase a specific number of shares of IGT's common stock. The term of each option is 12 months, and the exercise date is the last day of the option period. Employees who have completed 90 days of service with IGT are eligible. Highly compensated employees receiving more than $80,000 in annual compensation were excluded from participating in the Plan in prior years. In March 1999, the shareholders approved an amendment to the Plan to allow highly compensated employees to participate in the Plan. Employees who are 5% or more shareholders and employees of certain subsidiaries are excluded.

An aggregate of 2.4 million shares may be made available under this plan. Employees may participate in this plan only through payroll deductions up to a maximum of 10% of their base pay. The option price is equal to the lesser of 85% of the fair market value of the common stock on the date of grant or on the date of exercise. At October 2, 1999, 614,000 shares were available under this plan.

Restricted Stock Awards

In March 1996, 600,000 shares were issued to six employees at a price of $.01 per share. These restricted stock awards vest in increments over a five year period. Dividends on the shares issued are paid to the employees. IGT has the option to repurchase the unvested shares issued to the employees at $.01 per share if the employees terminate employment with IGT before the shares have vested.

Stock Option Plans

In 1981, IGT adopted a Stock Option Plan where non-qualified and incentive stock options may be granted to domestic and foreign employees. Under this Plan, there were 27.1 million shares available for grant. The Plan expired in December 1996. In 1993, IGT adopted an additional Stock Option Plan which permits non-qualified and incentive stock option awards for up to 5.0 million shares and additional non-qualified stock option awards to non-employee directors for up to 250,000 shares. In March of 1999, shareholders approved an increase in the number of awards permitted under the 1993 plan to 8.5 million shares.

Options have been granted at fair market value on the date of grant and, except for non-employee director options, typically vest ratably over five years although a shorter period may be provided, and expire 10 years subsequent to the grant.

In February 1997, IGT amended the 1993 Stock Option Plan to permit the grant of restricted stock awards of a fixed number of shares to participants determined by IGT's Board of Directors. Restricted stock awarded to a participant may not be voluntarily or involuntarily sold, assigned, transferred, pledged or encumbered during the restricted period. Shares awarded to participants in fiscal 1999, 1998 and 1997 totaled 50,000, 10,000 and 200,000 shares, at a price of $.01 per share. The shares vest in increments over a five year period.

At October 2, 1999, options to purchase 3.5 million shares were available for grant under the plans.

                                                      NUMBER        WEIGHTED AVERAGE
                                                     OF SHARES       EXERCISE PRICE
                                                     ---------      ----------------
      Outstanding at September 30, 1996              4,251,035           $12.64
      Granted                                        1,876,361           $18.07
      Forfeited or expired                            (271,557)          $13.98
      Exercised                                       (299,102)          $ 8.56
                                                     ---------

      Outstanding at September 30, 1997              5,556,737           $14.56
      Granted                                          809,617           $23.30
      Forfeited or expired                            (170,984)          $17.63
      Exercised                                       (617,742)          $10.27
                                                     ---------

      Outstanding at September 30, 1998              5,577,628           $16.19
      Granted                                          500,499           $17.83
      Forfeited or expired                            (280,822)          $17.57
      Exercised                                       (179,636)          $20.09
                                                     ---------

      Outstanding at October 2, 1999                 5,617,669           $16.43
                                                     =========

      Options exercisable at October 2, 1999         3,217,047           $15.14
      Options exercisable at September 30,
        1998                                         2,540,732           $14.25
        1997                                         2,366,978           $12.76

The following table summarizes information for stock options outstanding and exercisable at October 2, 1999 in order to assess the number and timing of shares that may be issued and the cash that may be received as a result of options exercised:

                                            OUTSTANDING                                     EXERCISABLE
                      --------------------------------------------------------     ------------------------------
                                          WEIGHTED AVERAGE         WEIGHTED                           WEIGHTED
    RANGE OF             NUMBER              REMAINING             AVERAGE           NUMBER            AVERAGE
EXERCISE PRICES       OUTSTANDING         CONTRACTUAL LIFE      EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
---------------       -----------         ----------------      --------------     -----------     --------------
 $ 1.79 - $12.75           766,532              5.4                 $12.05            537,653          $11.98
  12.88 -  13.25         1,508,985              6.4                  13.24          1,294,385           13.25
  13.63 -  17.63         1,575,855              7.3                  16.44            821,885           16.08
  17.69 -  28.50         1,766,297              8.1                  21.05            563,124           21.17
                       -----------                                                -----------
 $ 1.79 - $28.50         5,617,669              7.0                 $16.43          3,217,047          $15.14
                       ===========                                                ===========

Valuation of Stock-Based Compensation Plans

IGT adopted SFAS No. 123, "Accounting for Stock-Based Compensation" on October 1, 1996. As permitted by SFAS No. 123, the Company continues to apply Accounting Principles Board Opinion No. 25 to its stock-based compensation. Accordingly, no compensation expense has been recognized for the stock option and employee stock purchase plans. The compensation expense that has been charged against income for the restricted stock award plan was $1.0 million, $2.0 million and $2.6 million for fiscal 1999, 1998 and 1997. SFAS No. 123 requires compensation expense to be measured based on the fair value of the equity instrument awarded.

If compensation expense for IGT's three stock-based compensation plans had been determined in accordance with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts shown below for the years ended:

                                                                             SEPTEMBER 30,
                                                            OCTOBER 2,    --------------------
                                                              1999          1998        1997
                                                            ----------    --------    --------
                                                                  (Dollars in thousands,
                                                                 except per share amounts)
         Net income
              As reported                                    $62,058      $152,446    $137,247
              Pro forma                                       57,793       146,948     132,506
         Basic earnings per share
              As reported                                    $  0.62      $   1.35    $   1.14
              Pro forma                                         0.58          1.30        1.10
         Diluted earnings per share
              As reported                                    $  0.62      $   1.33    $   1.13
              Pro forma                                         0.58          1.28        1.10
         Weighted average fair value of options
              granted during the year                        $  7.76      $   8.27    $   6.27
         Weighted average fair value of restricted
              stock awards granted during the year           $ 17.82      $  23.75    $  18.24

The fair value for stock-based compensation was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997: interest rates (zero-coupon US government issues with an average remaining life of 1.67 years) of 5.5%, 5.6% and 5.6%; dividend yields of .14%, .47% and .71%; volatility factors of the expected market price of IGT's common stock of .45, .35 and .44; weighted-average expected life of stock options of 1.67 years and an expected life of 1.0 years for employee stock purchases.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because IGT's employee stock based compensation has characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock based compensation.

17.   RELATED PARTY TRANSACTIONS

Related party transactions included in the consolidated financial statements are as follows:

                                                                                SEPTEMBER 30,
                                                         OCTOBER 2,       ------------------------
                                                           1999             1998            1997
                                                         ----------       -------         --------
                                                                   (Dollars in thousands)
         YEARS ENDED
           Total revenues                                $ 97,017         $ 84,994        $ 35,601

         AS OF
           Accounts receivable                           $ 29,667         $  8,205        $ 25,433
           Current maturities of long-term notes
               and contracts receivable                        --               --           1,831
           Long-term notes and contracts receivable            --                4             123

JOINT VENTURES

We operate certain MegaJackpot systems under joint marketing alliances (the "Ventures") with various gaming or gaming related companies. Activities of these Ventures include placement of progressive system and other participation games and pursuit of video lottery opportunities. IGT owns a 50% share in each of the Ventures and recognized net revenues of $78.3 million during fiscal 1999. During the year, $62.3 million in asset and expense transfers and $22.3 million in capital contributions were made to the Ventures. At October 2, 1999, the Company had accounts receivable balances from these Ventures of $28.2 million. The largest aggregate amount of indebtedness outstanding at any time during the year was $28.2 million.

We apply the equity method of accounting to the joint ventures. Summarized financial information from the Spin for Cash Joint Venture and Master License Agreement with Anchor Gaming (the "Anchor joint venture"), our largest joint venture partner, is as follows for the years ended:

                                            OCTOBER 2,     SEPTEMBER 30,     SEPTEMBER 30,
                                               1999            1998              1997
                                           -----------     -------------     -------------
                                                      (Dollars in thousands)
         Revenues                           $293,460         $246,851          $60,672
         Expenses                            145,572          117,294           31,202
         Operating income                    147,888          129,557           29,470
         Net income                          149,958          130,979           29,148

                                              OCTOBER 2,       SEPTEMBER 30,
         AS OF                                   1999              1998
         -----                               -----------       -------------
                                                 (Dollars in thousands)
         Total assets                         $199,943           $171,742
         Total liabilities                     123,133            107,815
         Total equity                           76,810             63,927

OTHER RELATED PARTIES

During fiscal 1997, a member of our Board of Directors was an officer of, and had an equity interest in, a Nevada gaming business from which the Company recognized revenues of $956,000. He is also a director and officer of the parent company of additional gaming businesses, from which we recognized revenues of $18.7 million in fiscal 1999, $19.8 million in fiscal 1998 and $21.5 million in fiscal 1997. IGT had contracts and accounts receivable balances from these businesses of $1.5 million at October 2, 1999 and $1.3 million at September 30, 1998. The largest aggregate amount of contracts and accounts receivable outstanding at anytime during the year was $1.8 million.

18. SUPPLEMENTAL STATEMENT OF CASH FLOWS AND OTHER INFORMATION

SUPPLEMENTAL STATEMENT OF CASH FLOWS

Certain noncash investing and financing activities are not reflected in the consolidated statements of cash flows.

No notes or capital lease obligations were issued to obtain property, plant and equipment in fiscal 1999 and 1998. We incurred $12,000 in capital lease obligations to obtain property, plant and equipment in fiscal 1997.

We manufacture gaming machines which are used on our proprietary systems and are leased to customers under operating leases. As the net result of transfers between inventory and fixed assets, property, plant and equipment increased $32.9 million in fiscal 1999, $17.3 million in fiscal 1998 and $11.0 million in fiscal 1997.

The Company had dividends declared, but not yet paid, totaling $3.3 million and $3.4 million at September 30, 1998 and 1997.

The tax benefit of stock options and the employee stock purchase plan totaled $570,000 in fiscal 1999, $3.2 million in fiscal 1998 and $278,000 in fiscal 1997.

Payments of interest were $42.6 million in fiscal 1999, $41.2 million in fiscal 1998 and $30.5 million in fiscal 1997. Payments for income taxes were $28.0 million in fiscal 1999, $101.2 million in fiscal 1998 and $97.0 million in fiscal 1997.

In conjunction with acquisitions of businesses during the current year (see Note
2), the fair value of assets acquired totaled $129.7 million and the fair value of liabilities assumed totaled $38.4 million. In conjunction with acquisitions of businesses during fiscal 1998, the fair value of assets acquired totaled $100.1 million and the fair value of liabilities assumed totaled $23.6 million.

STOCK REPURCHASE PLAN

A stock repurchase plan was originally authorized by our Board of Directors in October 1990. As of November 10, 1999, IGT could purchase an additional 25.7 million shares under the authorization as modified by the Board of Directors. During fiscal 1999, we repurchased 21.8 million shares for an aggregate purchase price of $361.4 million. During fiscal 1998, we repurchased 5.5 million shares for an aggregate purchase price of $122.2 million. During the period of October 3, 1999 through November 10, 1999, we purchased 761,000 shares for an aggregate purchase price of $14.4 million.

19. BUSINESS SEGMENTS

IGT operates principally in two lines of business: (1) the development, manufacturing, marketing and distribution of gaming products, what we refer to as "Gaming Product Sales," and (2) the development, marketing and operation of wide-area progressive systems, what we refer to as "Gaming Operations."

                                                               YEARS ENDED
                                           ---------------------------------------------------
                                             OCTOBER 2,       SEPTEMBER 30,      SEPTEMBER 30,
                                               1999                1998              1997
                                           ------------       ------------       ------------
                                                        (Dollars in thousands)
REVENUES
   Manufacture of gaming products          $   576,598        $   477,024        $   461,150
   Gaming operations                           353,064            347,099            282,820
                                           -----------        -----------        -----------
      Total                                $   929,662        $   824,123        $   743,970
                                           ===========        ===========        ===========

OPERATING PROFIT
   Manufacture of gaming products          $   (46,913)       $    80,999        $   105,629
   Gaming operations                           185,804            172,696            118,638
                                           -----------        -----------        -----------
      Total                                    138,891            253,695            224,267
                                           -----------        -----------        -----------
   Other expense, including interest
      expense                                  (37,498)           (19,163)           (11,642)
                                           -----------        -----------        -----------
INCOME BEFORE INCOME TAXES AND
   EXTRAORDINARY ITEM                      $   101,393        $   234,532        $   212,625
                                           ===========        ===========        ===========

DEPRECIATION AND AMORTIZATION
   Manufacture of gaming products          $    12,386        $     9,928        $     4,900
   Gaming operations                            22,953             18,017             19,683
   Corporate                                    16,991             13,523             10,441
                                           -----------        -----------        -----------
      Total                                $    52,330        $    41,468        $    35,024
                                           ===========        ===========        ===========

IDENTIFIABLE ASSETS
   Manufacture of gaming products          $   700,684        $   638,618        $   460,104
   Gaming operations                           594,964            754,849            600,918
   Corporate                                   469,412            150,161            154,030
                                           -----------        -----------        -----------
      Total                                $ 1,765,060        $ 1,543,628        $ 1,215,052
                                           ===========        ===========        ===========

IGT's operations are based in the United States and internationally. The table below presents information as to our operations by these two regions for the years ended:

                                                                       SEPTEMBER 30,
                                            OCTOBER 2,        ------------------------------
                                               1999              1998                 1997
                                           -----------        -----------        -----------
                                                         (Dollars in thousands)
REVENUES
   Domestic
      Unaffiliated customers               $   666,685        $   634,695        $   601,934
      Inter-area transfers                      39,395             36,809             30,455
   International
      Unaffiliated customers                   262,977            189,428            142,036
      Inter-area transfers                      10,935              7,023                 --
   Eliminations                                (50,330)           (43,832)           (30,455)
                                           -----------        -----------        -----------
      Total                                $   929,662        $   824,123        $   743,970
                                           ===========        ===========        ===========

OPERATING PROFIT
   Domestic                                $   223,428        $   217,180        $   205,099
   International                               (84,537)            36,515             19,168
                                           -----------        -----------        -----------
      Total                                    138,891            253,695            224,267
                                           -----------        -----------        -----------
   Other expense, including interest
      expense                                  (37,498)           (19,163)           (11,642)
                                           -----------        -----------        -----------

INCOME BEFORE INCOME TAXES AND
   EXTRAORDINARY ITEM                      $   101,393        $   234,532        $   212,625
                                           ===========        ===========        ===========


IDENTIFIABLE ASSETS
   Domestic                                $ 1,528,934        $ 1,235,868        $ 1,092,317
   International                               236,126            307,760            122,735
                                           -----------        -----------        -----------
      Total                                $ 1,765,060        $ 1,543,628        $ 1,215,052
                                           ===========        ===========        ===========

On a consolidated basis we do not recognize intersegment revenues or expenses upon the transfer of gaming products between subsidiaries. Operating profit is revenue and interest income related to investments to fund jackpot liabilities less cost of sales and operating expenses, including related operating depreciation and amortization, provisions for bad debts, and an allocation of a portion of selling, general and administrative and research and development expenses. Other expense includes interest expense, interest income and gain
(loss) on sale of assets.

We did not have sales to a single customer which exceeded 10% of revenues during fiscal 1999, 1998 or 1997.

20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                       FIRST QTR      SECOND QTR     THIRD QTR      FOURTH QTR
                                       ----------     ----------     -----------    ----------
                                              (Dollars in thousands, except per share
                                                      amounts and stock prices)
1999

Total revenues                         $ 221,706      $ 220,871      $ 258,859      $ 228,226
Gross profit                              96,319        101,223        118,761        104,914
Income from operations (loss)             48,394         50,429         63,334        (45,839)
Net income (loss)                         34,444         33,831         34,267        (40,484)

Diluted earnings (loss) per share      $    0.32      $    0.32      $    0.36      $   (0.45)

Stock price
 High                                  $  24-1/2      $ 23-7/16      $ 19-1/2       $ 19-1/4
 Low                                   $  16-1/2      $  14-3/8      $ 14-11/16     $ 16-3/16

1998

Total revenues                         $ 165,011      $ 182,090      $ 222,982      $ 254,040
Gross profit                              75,800         89,398        106,954        114,103
Income from operations                    42,786         53,223         60,210         62,658
Net income                                29,665         35,492         45,595         41,694

Diluted earnings per share             $     .26      $     .31      $     .40      $     .37

Stock price
 High                                  $ 26-13/16     $ 26-3/16      $ 28-9/16      $ 28-7/8
 Low                                   $ 21-7/8       $ 23-3/16      $ 23-5/8       $ 18-1/2

1997

Total revenues                         $ 189,381      $ 164,371      $ 163,849      $ 226,369
Gross profit                              86,892         78,084         75,918        101,347
Income from operations                    49,774         40,023         41,899         59,741
Net income                                33,668         27,714         34,472         41,393

Diluted earnings per share             $     .27      $     .22      $     .29      $     .36

Stock price
 High                                  $  23-1/2      $  19-3/4      $  19-1/8      $  23-1/4
 Low                                   $  17-5/8      $  16-1/4      $  15-3/8      $  16-1/2

          SCHEDULE II - CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

                                       BALANCE AT                  INCREASE (DECREASE)     BALANCE
                                       BEGINNING                           IN               AT END
                                       OF PERIOD      PROVISIONS    UNREALIZED GAINS      OF PERIOD
----------------------------------------------------------------------------------------------------
                                                          (Dollars in thousands)
VALUATION ALLOWANCE ON
   INVESTMENT SECURITIES:

    Year ended 09/30/97                 $  9,722         $    -         $  (8,457)          $  1,265
                                        ========         ======         =========           ========

    Year ended 09/30/98                 $  1,265         $    -         $     788           $  2,053
                                        ========         ======         =========           ========

    Year ended 10/02/99                 $  2,053         $    -         $  (3,600)          $ (1,547)
                                        ========         ======         =========           ========


                                       BALANCE AT                                 ACCOUNTS    BALANCE
                                       BEGINNING                                  WRITTEN     AT END
                                       OF PERIOD    PROVISIONS     RECOVERIES       OFF      OF PERIOD
------------------------------------------------------------------------------------------------------
                                                              (Dollars in thousands)
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

    Year ended 09/30/97                $ 5,681        $ 4,597        $   236      $  4,615    $ 5,899
                                       =======        =======        =======      ========    =======

    Year ended 09/30/98                $ 5,899        $   927        $   351      $  1,665    $ 5,512
                                       =======        =======        =======      ========    =======

    Year ended 10/02/99                $ 5,512        $ 3,959        $     6      $    573    $ 8,904
                                       =======        =======        =======      ========    =======

ALLOWANCE FOR DOUBTFUL NOTES
  AND CONTRACTS RECEIVABLE:


    Year ended 09/30/97                $19,775        $ 4,911        $   211      $  6,668    $ 18,229
                                       =======        =======        =======      ========    ========

    Year ended 09/30/98                $18,229        $ 3,808        $   246      $  5,555    $ 16,728
                                       =======        =======        =======      ========    ========


    Year ended 10/02/99                $16,728        $ 4,194        $   291      $  1,559    $ 19,654
                                       =======        =======        =======      ========    ========


                                      BALANCE AT                    DISPOSED        BALANCE
                                      BEGINNING                      OF AND         AT END
                                      OF PERIOD     PROVISIONS     WRITTEN OFF     OF PERIOD
---------------------------------------------------------------------------------------------
                                                      (Dollars in thousands)
OBSOLETE INVENTORY RESERVE:

    Year ended 09/30/97                $18,165        $11,381        $14,665        $14,881
                                       =======        =======        =======        =======
    Year ended 09/30/98                $14,881        $ 9,173        $ 5,480        $18,574
                                       =======        =======        =======        =======
    Year ended 10/02/99                $18,574        $19,185        $13,858        $23,901
                                       =======        =======        =======        =======


                                       72